Exhibit 23(h)(3)

Addendum to Placement Agency Agreement Dated

December 20, 2005

Between

ALPS Distributors, Inc.

and

AARP Portfolios

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Distributors, Inc. (“Placement Agent”), and AARP Portfolios (“Trust”).

WHEREAS, Placement Agent and the Trust have entered into a Placement Agency Agreement (the “Agreement”) dated December 20, 2005;

WHEREAS, effective April 9, 2007, Placement Agent will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, Placement Agent and the Trust wish to modify the provisions of the Agreement to reflect Placement Agent’s new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Placement Agent’s Address.  All references to Placement Agent’s address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		AARP Portfolios

By:	/s/ Jeremy O. May	By:	/s/ Larry C. Renfro
Name: Jeremy O. May		Name: Larry C. Renfro
Title: Managing Director		Title: President